                                                                     EXHIBIT 4.6

                             STOCKHOLDER AGREEMENT

                                     DATED

                                 MARCH   , 1996

                                 BY AND BETWEEN

                   EXIDE ELECTRONICS GROUP, INC. ("COMPANY")

                                      AND

                         FISKARS OY AB ("STOCKHOLDER")
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                               TABLE OF CONTENTS

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                                                                                             PAGE
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
  1.  CONTROL..............................................................................
      1.1.    Board Membership.............................................................
      1.2.    Voting of Company Securities.................................................
      1.3.    Restrictions on Other Actions of Stockholder.................................
  2.  RESTRICTIONS ON ACQUISITIONS AND OWNERSHIP OF COMPANY SECURITIES.....................
      2.1.    First Tier Limitations.......................................................
      2.2.    Second Tier Limitations......................................................
  3.  RESALE OF COMPANY SECURITIES.........................................................
      3.1.    Open Market Sales............................................................
      3.2.    Private Sales................................................................
      3.3.    Right of First Refusal.......................................................
      3.4.    Tender Offers................................................................
      3.5.    Restrictions Following Offerings.............................................
      3.6.    Registration Rights..........................................................
      3.7.    Indemnification in Connection with Registration Statements...................
      3.8.    Filings with the Securities and Exchange Commission..........................
  4.  REPRESENTATIONS, WARRANTIES AND INDEMNITIES..........................................
      4.1.    Representations and Warranties...............................................
      4.2.    Indemnification..............................................................
  5.  MISCELLANEOUS........................................................................
      5.1.    Press Releases...............................................................
      5.2.    Confidentiality..............................................................
      5.3.    Specific Performance.........................................................
      5.4.    Notices......................................................................
      5.5.    Invalid or Unenforceable Provisions..........................................
      5.6.    Benefit and Burden...........................................................
      5.7.    Gender.......................................................................
      5.8.    Changes; Waiver..............................................................
      5.9.    Entire Agreement.............................................................
      5.10.   Governing Law; Forum for Disputes............................................
      5.11.   Headings.....................................................................
      5.12.   Term of Agreement............................................................
      5.13.   Obligations in the Event of Certain Breaches.................................

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                             STOCKHOLDER AGREEMENT

     This Stockholder Agreement (the "Agreement") is dated the 13th day of March, 1996, by and between EXIDE ELECTRONICS GROUP, INC. (the "Company"), a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with its principal place of business at 8521 Six Forks Road, Raleigh, North Carolina, and FISKARS OY AB, a Finnish corporation, having its principal place of business at Mannerheimintie 14 A, 00101 Helsinki 10 Finland (the "Stockholder").

     WHEREAS, the Company has sold to the Stockholder 1,875,000 shares of its Common Stock (such shares together with any shares received by the Stockholder with respect to such shares are collectively referred to herein as the "Shares") pursuant to a Stock Purchase Agreement entered into as of November 16, 1995 (the "Purchase Agreement"); and

     WHEREAS, the Company agreed to sell the Shares to the Stockholder, and to amend its Shareholder Rights Plan, dated as of November 25, 1992, by and between the Company and First Union National Bank of North Carolina (the "Shareholder Rights Plan"), to permit the Stockholder's purchase of the Shares, on the express condition that the Stockholder agree to certain restrictions on its control, voting, transfer and acquisition rights.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. CONTROL

  1.1. Board Membership

     (a) Election of Directors. The Stockholder shall designate two (2) persons (the "Stockholder Representatives") to be elected as members of the Company's Board of Directors (the "Board"), and the Company shall nominate each Stockholder Representative for election as a director of the Company, and use its best efforts to cause each Stockholder Representative to be so elected. In the event a Stockholder Representative's position as a director is terminated for any reason (a "Terminated Stockholder Director"), such Terminated Stockholder Director's position on the Board, and any committees thereof, shall be filled promptly by a successor Stockholder Representative nominated by Stockholder and approved in accordance with the Company's Bylaws and Certificate of Incorporation. The rights of Stockholder set forth herein will be limited to one Stockholder Representative at any time that the number of shares of Company Common Stock beneficially owned by the Stockholder, when combined with the number of shares of Company Common Stock that could be obtained upon conversion of the Company Series G Convertible Preferred Stock beneficially owned by Stockholder (such combined number defined as the "Imputed Common Stock Ownership"), equals less than ten percent (10%) of the Company Common Stock that would be outstanding upon such conversion without taking into consideration any warrants, options, stock or other equity issued in connection with the Anticipated Financing (as defined in Article 9 of the Purchase Agreement, as amended) except for Company Common Stock issued pursuant to warrants, options or other rights exercisable at a price at least equal to the market value of such Common Stock on the date of exercise (the "Financing Equity"), and the Stockholder shall have no right to a Stockholder Representative at any time that its Imputed Common Stock Ownership is less than five percent (5%) of the Company Common Stock that would be outstanding upon conversion of the Series G Convertible Preferred Stock beneficially owned by Stockholder without taking into consideration the Financing Equity; provided, however, that the ownership of the Company's Common Stock or Preferred Stock by an entity controlling, controlled by or under common control with the Stockholder with the prior consent of the Company (which consent shall not be unreasonably withheld), and which has agreed in a writing delivered to the Company to be obligated as the Stockholder hereunder (in the case of ownership of Common Stock), shall be attributed to the Stockholder for purposes of this 1.1.(a). The initial Stockholder Representatives shall be Stig Stendahl and Ralf Boer. Upon the Company's request following an event resulting in the limitation or loss of Stockholder's rights to Stockholder Representative(s), the Stockholder will cause one or both of the Stockholder Representatives, as the case may be, to resign as a director. The Board, other than the Stockholder Representatives, will have the right to approve any Stockholder Representative nominated by the Stockholder, provided that such approval will not be unreasonably withheld, and provided further that in the event any Stockholder Representative is not so approved, Stockholder shall continue to nominate Stockholder Representatives until such approval is granted.

     (b) Special Meetings of Board of Directors. The Stockholder shall cause the Stockholder Representative not to call, and not to participate in calling a special meeting of the Board, but once a Special Meeting is called, the Stockholder Representative may participate in such meeting subject to the terms of this Agreement.

  1.2. Voting of Company Securities

     (a) Election of Directors. The Stockholder shall vote the Shares and all other securities of the Company owned or controlled by it (whether acquired by open market purchase or otherwise) (the Shares and all such other securities so owned or controlled being referred to hereinafter collectively as "Company Securities") in favor of the election of directors nominated by the Board.

     (b) Stockholder Matters. On all matters on which a stockholder vote or stockholder action is requested, the Stockholder shall vote (or otherwise consent with respect to) all Company Securities in accordance with the recommendations of the Board.

     (c) Representation of Shares. The Stockholder will cause all Company Securities to be present in person or by proxy and represented at all meetings of the Company's stockholders called by the Board, and will cause the Company Securities to be voted in accordance with the provisions of this Agreement at all meetings of stockholders and on all matters acted upon by stockholders of the Company by written consent.

  1.3. Restrictions on Other Actions of Stockholder

     (a) Special Meeting of Stockholders. The Stockholder will not call or participate, directly or indirectly, in calling any special meeting of stockholders which has not been called or approved by the Board.

     (b) Stockholder Proposals. The Stockholder will not submit, directly or indirectly, any stockholder proposal for approval at any meeting of stockholders or by consent of stockholders.

     (c) Proxy Solicitation. The Stockholder will not initiate, encourage or cooperate or participate, directly or indirectly, in any proxy solicitation on behalf of any person other than the Company, the Board or a person whose solicitation is supported by the Board.

     (d) Corporate Transactions. Except as permitted by Article 2 of this Agreement, the Stockholder will not initiate, encourage or cooperate or participate in, directly or indirectly, any proposal (i) to acquire the Company;
(ii) to acquire a substantial portion of the Company assets; or (iii) to merge, restructure, combine or recapitalize the Company, unless such proposal is supported by the Board.

     (e) Formation of Exchange Act "Group". Except by reason of a transfer or transfers to an entity controlling, controlled by or under common control with the Stockholder as contemplated in Section 1.1(a) hereof, the Stockholder will not form, join, or in any way participate, directly or indirectly (other than with a wholly-owned subsidiary of the Stockholder) in a "Group" within the meaning of Section 13(e)(3) of the Securities Exchange Act of 1934, or any other similar or successor provision with respect to any securities of the Company.

     (f) Acquisition Financings. The Stockholder will not arrange, or in any way participate in, the financing of any third party, the proceeds of which will be used for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company.

     (g) Exercise of Control. The Stockholder will not otherwise seek or propose to influence or control the Company's management or policies (other than through the Stockholder Representatives or the voting of Company Securities, in each case as contemplated by this Agreement).

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

     (h) Communications with Employees. Other than through the Stockholder Representatives' service on the Board, the Stockholder will not seek to retain, hire or negotiate or influence the terms and conditions of employment of, employees of the Company.

     (i) Efforts to Amend Agreement. The Stockholder will not (i) request the Company directly or indirectly to amend or waive any provision of Articles 1, 2 or 3 of this Agreement or (ii) take any action designed to or which can reasonably be expected to require the Company to make a public announcement regarding its discussions with the Stockholder or its position regarding a possible merger or other extraordinary transaction involving the Company.

     (j) Actions by Third Parties. The Stockholder will not enter into any discussions, negotiations, arrangements or understandings with or advise, assist, encourage or cooperate with any third party with respect to any of the acts specified in Article 1 of this Agreement or take, assist, encourage or cooperate in any other action that is inconsistent with the terms of this Agreement.

     (k) Actions Regarding Shareholder Rights Plan. After the date hereof, the Stockholder will not make any request to the Company, or take any other action with the intent and for the purpose of causing the Company to amend the Shareholder Rights Plan (other than through the Stockholder Representatives or the voting of Company Securities, in each case as contemplated by this Agreement).

     (l) Actions by Stockholder Representatives. Stockholder shall cause the Stockholder Representatives not to vote or take any other action that would approve, ratify or otherwise further any transaction or action which the Stockholder is prohibited or restricted from taking under this Agreement.

2. RESTRICTIONS ON ACQUISITIONS AND OWNERSHIP OF COMPANY SECURITIES

  2.1. First Tier Limitations

     For a period of five (5) years from the date of this Agreement, neither the Stockholder nor any of its affiliates shall directly or indirectly, through one or more transactions or acting in concert with other persons, companies or other entities, offer to acquire or acquire any securities of the Company, except for such securities the acquisition of which is contemplated by this Agreement or results solely from action by the Board (with the Stockholder Representatives abstaining), or results solely from the provisions of the Company's Certificate of Incorporation or Bylaws.

  2.2. Second Tier Limitations

     For a period commencing on the date the restrictions in Section 2.1 of this Agreement expire, and for as long as the Stockholder or any of its affiliates owns or holds any Company Securities, in addition to the circumstances under which the Stockholder may acquire securities under Section 2.1, the Stockholder will be permitted to offer to acquire or acquire additional securities of the Company only with the prior approval of the Board (with the Shareholder Representatives abstaining), and only if the following conditions are met: (i) such acquisition is made pursuant to an offer to acquire all of the Company's equity securities; (ii) the purchase price therefor is supported by a written fairness opinion, addressed to the Board, from a recognized investment banking firm selected by the Company; and (iii) the acquisition is conditioned upon the acceptance of the offer by not less than eighty percent (80%) of the outstanding shares of Common Stock not held by the Stockholder and its affiliates.

3. RESALE OF COMPANY SECURITIES

  3.1. Open Market Sales

     For a period of five (5) years from the date of this Agreement, the Stockholder will make open market sales of Company Securities only (i) pursuant to a registration statement filed by the Company in accordance with the rules and regulations of the Securities Act of 1933 (the "Securities Act") or (ii) in volumes not exceeding the limitations set forth in Rule 144(e)(1) under the Securities Act (whether or not the Stockholder's sales of Company Securities are then subject to Rule 144) and, in the case of this clause (ii), otherwise in accordance with Rule 144 under the Securities Act to the extent applicable.

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

  3.2. Private Sales

     For a period of five (5) years from the date of this Agreement, and subject to Section 3.4 of this Agreement, the Stockholder may Transfer (as defined below) Company Securities in transactions other than in the open market only upon receipt of a bona fide written offer (a "Third Party Offer") from someone who is not affiliated with the Stockholder ("Offeror"), and only after first offering such Company Securities to the Company in accordance with the provisions of Section 3.3 of this Agreement.

  3.3. Right of First Refusal

     (a) Offer to Company. If the Stockholder receives from an Offeror a Third Party Offer for any or all of the Company Securities, then before accepting such Third Party Offer, the Stockholder shall first offer to the Company the Company Securities proposed to be Transferred at an offering price that shall be the same as, and on the same terms and conditions as, those contained in the Third Party Offer, or if the Third Party Offer provides for non-cash consideration or other terms and conditions not practically obtainable by the Company, then for consideration and upon terms and conditions substantially equivalent to those contained in the Third Party Offer. The offer shall be made by a written offer notice to the Company, which offer notice shall be accompanied by a copy of the Third Party Offer and shall describe the identity and background of the Offeror. The Company shall have thirty (30) days after the date of receipt of such offer notice (the "Election Period") within which to elect to purchase all of the Company Securities proposed to be Transferred. Such election shall be made by a written notice of election given to the Stockholder by or on behalf of the Company. In such notice of election, the Company shall set a closing date not more than thirty (30) days after expiration of the Election Period.

     (b) Acceptance by Company. At the closing of such purchase by the Company, the Stockholder shall deliver to the Company certificates evidencing the number of Company Securities being purchased, in valid form for transfer with appropriate duly executed assignments, stock powers or endorsements, bearing any necessary documentary stamps and accompanied by such certificate of authority, tax releases, consents to transfer or other instruments or evidences of the good title of Stockholder to such Company Securities as may reasonably be requested by Company, and the Company shall pay to the Stockholder the purchase price therefor in immediately available funds or by certified check. Nothing in this Agreement shall be deemed to create any obligation for the Company to elect to purchase Company Securities under this Agreement.

     (c) Non-Acceptance by Company. If the Company shall not elect, pursuant to the terms of this Agreement, to purchase all of the Company Securities proposed to be Transferred, or shall elect to purchase such Company Securities but fail to close the purchase on the closing date, then the Stockholder shall be free to a period of sixty (60) days after expiration of the Election Period (or the failure to purchase on the closing date, if applicable) to sell such Company Securities to the Offeror under terms and conditions and at a price no less favorable to the Stockholder than those contained in the Third Party Offer. If such Company Securities are not so sold by the Stockholder within such 60-day period, all rights of Stockholder to Transfer such Company Securities free of the restriction in this Agreement shall thereupon terminate, and such restrictions shall again apply to such Company Securities.

     (d) Definition of "Transfer". For purposes of this Agreement, the term "Transfer" shall include a sale, gift, assignment or other disposition, whether direct or indirect (including without limitation transfer of direct or indirect control over an entity holding Company Securities), including a disposition under judicial order, legal process, execution or attachment or enforcement of a pledge trust or other encumbrance; provided that the term "Transfer" shall not include a transfer or transfers to an entity controlling, controlled by or in common control with the Stockholder as contemplated in Section 1.1(a) hereof.

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

  3.4. Tender Offers

     (a) For so long as the Stockholder shall own or hold any of the Shares, the Stockholder will not tender any Company Securities in any tender or exchange offer by a person or entity other than the Company or any affiliate of the Company (the "Bidder") except under the following circumstances:

          (i) The Board (with Stockholder Representatives abstaining) recommends that shareholders accept such tender or exchange offer;

          (ii) In connection with such tender or exchange offer, the Board (with Stockholder Representatives abstaining) redeems the outstanding rights under the Shareholder Rights Plan; or

          (iii) During, prior to or in anticipation of, a tender or exchange offer, the Board (with Stockholder Representatives abstaining) exempts the Bidder from the operation of the Shareholder Rights Plan.

     (b) In the event (i) Stockholder is prohibited by Section 3.4(a) hereof from tendering or exchanging Company Securities into a tender or exchange offer which is consummated without the favorable recommendation of the Board ("Consummated Offer") and, as a result of the Consummated Offer, the Bidder beneficially owns more than 50 percent (50%) of the outstanding voting securities of the Company, and (ii) Stockholder within ninety (90) days of the Consummated Offer sells or otherwise disposes of Company Securities in a merger or other transaction in which the Company or a successor or affiliate is a party for a per share or per unit price which is less than the highest per share or other per unit price offered by the Bidder in the tender or exchange offer, then within thirty (30) days following such sale or other disposition, Company shall pay to Stockholder an amount equal to (i) the difference between the highest price per share or other per unit price offered by the Bidder in the tender or exchange offer and the per share or per unit price for which the Stockholder sold its Company Securities, multiplied by (ii) the number of shares or other units of Company Securities sold or disposed of by Stockholder within such ninety (90) day period.

     (c) In the event (i) Stockholder is prohibited by Section 3.4(a) hereof from tendering or exchanging any Company Securities into a tender or exchange offer which results in a Consummated Offer and, as a result of the Consummated Offer, the Bidder beneficially owns more than fifty percent (50%) of the outstanding voting securities of the Company and (ii) the Stockholder has not sold all of its Company Securities within ninety (90) days following the consummation of the Consummated Offer, then within one hundred twenty (120) days following the consummation of the Consummated Offer, Company shall pay to Stockholder in cash an amount equal to (i) the sum of the highest per share or other per unit price paid by the Bidder in the Consummated Offer, less the average of the last reported sales price per share of Common Stock and/or other Company Security if listed on The Nasdaq Stock Market or the average closing price per share of Common Stock and/or other Company Security if listed on a national securities exchange for the thirty (30) consecutive trading days immediately preceding the fifth business day prior to the commencement of the tender or exchange offer (or if such Shares or other Company Securities subject to the tender or exchange offer are not listed on The Nasdaq Stock Market or on a national securities exchange, the fair market value of a share of Common Stock and/or unit of other Company Security subject to the tender or exchange offer, calculated as of the fifth business day immediately prior to the commencement of such tender or exchange offer, as determined by an independent appraiser with an established national reputation for appraising businesses selected by mutual agreement of Company and Stockholder, or in the absence of such mutual agreement, selected by Price Waterhouse LLP), multiplied by (ii) the number of Shares and/or other Company Securities subject to the tender or exchange offer held by Stockholder on the one hundred and twentieth (120th) day following consummation of the Consummated Offer.

     (d) In the event of an exchange offer or a tender offer other than an all cash tender offer, the "highest per share or other per unit price paid by the Bidder" as such phrase applies to non-cash consideration paid by the Bidder, shall mean the fair market value of such non-cash consideration calculated on a per share or per unit basis, as the case may be, as of the time of the applicable payment, as determined by an independent appraiser with an established national reputation for appraising businesses selected by mutual agreement of the Company and Stockholder, or in the absence of such mutual agreement, selected by Price Waterhouse LLP.

  3.5. Restrictions Following Offerings

     For so long as the Stockholder shall own or hold any of the Shares, the Stockholder will agree to reasonable and customary "lock-up" restrictions on the resale of Company Securities during or following a registered public offering of any securities of the Company, provided that such restrictions do not apply for more than one hundred fifty (150) days following the completion of such registered public offering and that such restrictions are also agreed to by the Company and all of its affiliates, directors and executive officers whose agreement is deemed necessary by the underwriters of such offering.

  3.6. Registration Rights

     (a) Piggyback Registration. If at any time that the Stockholder owns or holds Shares, the Company proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock solely for cash (other than a registration statement (i) on Form S-8 or any successor form to such form or in connection with any employee or director welfare, benefit or compensation plan; (ii) on Form S-4 or any successor form to such form or in connection with an exchange offer; (iii) in connection with a rights offering exclusively to existing holders of Common Stock; (iv) in connection with an offering solely to employees of the Company or its Subsidiaries; or (v) relating to a transaction pursuant to Rule 145 under the Securities Act), whether or not for its own account, the Company shall give prompt written notice of such proposed filing to the Stockholder. The notice referred to in the preceding sentence shall constitute an offer by Company to the Stockholder of the opportunity to register such number of Shares as the Stockholder may request (a "Piggyback Registration"). The Company shall include in the Piggyback Registration and in any underwriting in connection therewith all Shares for which the request is received by the Company within fifteen (15) calendar days after the notice referred to above has been given by the Company. The Stockholder shall be permitted to withdraw all or part of the Shares from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration or, if the Piggyback Registration is for an underwritten offering prior to the execution of an underwriting agreement by Stockholder and Company. If a Piggyback Registration is an underwritten primary registration on behalf of the Company and the managing underwriter advises the Company that the total number of Shares requested to be included in such registration, when combined with the shares of Common Stock that the Company otherwise proposes to register, would create a substantial risk of materially reducing the proceeds of the offering or price per share of the Common Stock to be offered, the number of Shares requested to be included by Stockholder in any such Piggyback Registration shall be reduced on a pro rata basis among Stockholder and any other stockholder also requesting participation in such Piggyback Registration.

     (b) Demand Registration. Upon a written request of the Stockholder, the Company shall file a registration statement with the Securities and Exchange Commission within sixty (60) days of receipt of such written request for registration under the Securities Act of all or part of its Shares; provided, however, that the Company shall not be obligated to file a registration
statement hereunder until October   , 1996. Any such request by the Stockholder
shall specify the aggregate number of Shares proposed to be sold and shall also specify the intended method of disposition thereof; provided, however, that the Stockholder's demand shall be for registration of at least twenty-five percent (25%) of the Shares owned by Stockholder as of the date hereof or three percent (3%) of the Company's then outstanding shares of Common Stock, whichever is less. The Company shall use its best efforts to keep the registration statement effective until the earlier of six (6) months after the date of effectiveness of the registration statement or until the Stockholder has sold the number of Shares for which it requested registration. The Stockholder shall not be entitled to make a demand pursuant to this Section 3.6 more than two (2) times; provided, however, that if no registration statement is declared effective with respect to a demand which the Stockholder has made (other than because the Stockholder has requested that the registration statement not be declared effective) that demand shall not be counted for purposes of this limit. The Company may defer filing a registration statement pursuant to this Section 3.6 for up to ninety (90) days if in the good faith reasonable judgment of the Board the filing of such registration statement would create a material adverse effect on any material Company financing planned or contemplated or, pursuant to a written opinion of Company's legal counsel, require the Company to disclose

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

non-public information, the disclosure of which would, in the good faith reasonable judgment of the Board, have a material adverse effect on the Company.

     (c) Registration Procedures.

          (i) The Company shall have no obligation to include Shares in a registration statement pursuant to this Section 3.6 unless and until the Stockholder has furnished the Company with all information and statements about or pertaining to the Stockholder in such reasonable detail and on such timely basis as is reasonably deemed by the Company to be necessary or appropriate for the preparation of the registration statement.

          (ii) The Company shall take such action to list the Shares to be registered hereunder on any securities exchange on which the Common Stock is registered.

          (iii) In connection with any registration hereunder, Company shall use its best efforts to register and qualify the Shares to be registered under such other securities or blue sky laws of such jurisdictions as Stockholder shall request, provided, however, that the Company will not be required to do any of the following: (i) qualify generally to do business in any jurisdiction where it would not be required but for this Section 3.6(c);
     (ii) subject itself to taxation in any such jurisdiction; or (iii) file any general consent to service of process in any such jurisdiction.

          (iv) Company shall immediately notify Stockholder of the happening of any event of which it has knowledge as a result of which the prospectus included in a registration statement filed pursuant to a Demand Registration or Piggyback Registration, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (v) Company shall take such other actions required to register the Shares hereunder as Stockholder may reasonably request.

     (d) Registration Expenses. If Shares are included in a registration statement filed by the Company, the Stockholder shall pay all transfer taxes, if any, relating to the sale of the Shares, the fees and expenses of its own counsel, and its pro-rata share of any underwriting discounts or commissions or the equivalent thereof. Company shall pay all other costs and expenses associated with any Demand Registration or Piggyback Registration, including, without limitation, all registration and filing fees, fees and expenses of compliance with Blue Sky laws, printing expenses, messenger and delivery expenses, and fees and expenses of counsel for the Company and all independent certified public accountants and other persons retained by the Company.

  3.7. Indemnification in Connection with Registration Statements

     (a) In connection with any Demand Registration or any Piggyback Registration pursuant to this Agreement, Stockholder shall indemnify and hold harmless Company and any underwriters (as defined in the Securities Act) of such offering and their respective officers, directors and controlling persons (within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended) from any and all loss, liability, claims, damages and expenses (including reasonable attorneys fees and disbursements) incurred by them insofar as such losses, liabilities, claims, damages and expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus covering the Shares to be sold or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Stockholder shall only be liable in any such case to the extent that any such loss arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with information relating to such Stockholder as furnished in writing to Company or any underwriter by or on behalf of Stockholder expressly for use in the registration statement or prospectus covering the Shares to be sold. Except to the extent set forth in the foregoing sentence, Company shall indemnify and hold harmless Stockholder, its respective officers, directors, partners and controlling persons (within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended)

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

participating in the Demand Registration or any Piggyback Registration from any and all loss, liability, claims, damages and expenses (including reasonable attorneys' fees and disbursements) incurred by them insofar as such losses, liabilities, claims, damages and expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact furnished by Company for use in such registration statement or prospectus related thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact pertaining to Company and required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The indemnification provided by this
Section 3.7 shall be a continuing right to indemnification and shall survive the registration and sale of any securities by Stockholder or any other person entitled to indemnification hereunder.

     (b) If the indemnification provided for in Section 3.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claims, damage or expenses as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount Stockholder shall be obligated to contribute pursuant to this Section
3.7 shall be limited to an amount equal to the proceeds to such Stockholder from the sale of Shares sold pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which Stockholder has otherwise been required to pay in respect of such loss, claim, damage, liability or action or any substantially similar loss, claim, damage, liability or action arising from the sale of such Shares).

  3.8. Filings with the Securities and Exchange Commission

     With a view to making available the benefits of certain rules and regulations of the Securities and Exchange Commission that may permit the sale of the Shares to the public without registration, the Company agrees to use its best efforts to: (a) remain subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended, and file with the Securities and Exchange Commission in a timely manner all reports required of the Company thereunder; and (b) furnish to the Stockholder upon written request a written statement by the Company as to its compliance with the reporting requirements of
Section 13 of the Securities Exchange Act of 1934, as amended.

4. REPRESENTATIONS, WARRANTIES AND INDEMNITIES

  4.1. Representations and Warranties

     (a) As a material inducement to the Company to enter in the Purchase Agreement and sell the Shares to the Stockholder, the Stockholder hereby represents and warrants to Company and agrees that neither Stockholder nor any of its affiliates (i) intends to, directly or indirectly, manage or control the affairs of or acquire a controlling interest in the Company or any of its subsidiaries or affiliates (whether through acquisition of stock, assets or otherwise) at this time or in the future; (ii) will in the future seek to directly or indirectly, manage or control the affairs of, or acquire a controlling interest in, the Company or any of its subsidiaries or affiliates (whether through acquisition of stock, assets or otherwise), except as expressly provided for in this Agreement; and (iii) will, directly or indirectly, attempt to influence or encourage any other person, company, other entity or group to seek to manage or control the affairs of, or acquire a controlling interest in, the Company or any of its subsidiaries or affiliates (whether through acquisition of stock, assets or otherwise), except as expressly provided for in this Agreement. The Stockholder hereby expressly acknowledges its understanding that the Company would not have entered in the Purchase

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

Agreement or consummated the transactions contemplated thereby without Stockholder's assurances and agreements set forth in this Article 4 relating to its present and future role in the Company's affairs.

     (b) The Stockholder hereby represents and warrants to the Company that the Stockholder's execution, delivery and performance of this Agreement do not conflict with any provisions of its charter and organizational instruments or its other governing corporate documents.

     (c) Company hereby represents and warrants to the Stockholder that the execution, delivery and performance of this Agreement do not conflict with any provisions of the Company's Certificate of Incorporation, By-laws or other governing corporate documents.

  4.2. Indemnification

     Each party hereto shall indemnify, defend and hold the other and each of its directors, officers, affiliates and advisors harmless against any and all liabilities, claims, damages or losses, together with all reasonable costs and expenses related thereto (including legal fees and expenses) arising from, relating to, or connected with such party's breach of any of the foregoing representations and warranties or any other provision of this Agreement. The indemnification obligations under this Section 4.2 shall be limited to actual damages and shall not apply to exemplary, special, consequential or incidental damages. This Section 4.2 shall operate in addition to, and not in lieu of, the indemnification provisions of Section 3.7 hereof.

5. MISCELLANEOUS

  5.1. Press Releases

     All press releases relating to the investment pursuant to the Purchase Agreement or this Agreement will be issued or approved in advance by the Company and jointly agreed upon by the Company and the Stockholder, subject to their respective obligations under foreign, federal and state securities laws.

  5.2. Confidentiality

     The Stockholder shall, and will cause each of the Stockholder Representatives to keep confidential and not disclose or divulge any confidential, proprietary or secret information which any Stockholder Representative may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company to the Stockholder or any Stockholder Representative or learned by the Stockholder or any Stockholder Representative from the Board.

  5.3. Specific Performance

     Strict compliance shall be required with each and every provision of this Agreement. The Stockholder agrees that money damages would not be a sufficient remedy for any breach of this Agreement by the Stockholder or its affiliates (including the Stockholder Representatives), that such a breach would result in irreparable harm to the Company and its stockholders, and that, in addition to all other remedies, the Company shall be entitled to specific performance and injunctive or other equitable relief for any such breach, and the Stockholder further agrees to waive any requirement for the securing or posting of any bend in connection with such remedy.

  5.4. Notices

     All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand or airmailed by first class certified or registered airmail, return receipt, postage prepaid or sent by express or overnight courier or by telecopier (with acknowledgment of receipt):

     If to the Company, at The Forum II, 8521 Six Forks Road, Suite 300, Raleigh, North Carolina 27615 USA, Attention: Nicholas J. Costanza, Vice President, Chief Legal Counsel and Secretary, or at such other address or addresses as may have been furnished in writing by the Company to the Stockholder; or

     If to the Stockholder, at Mannerheimintie 14 A, 00101 Helsinki 10 Finland,
Attention: Stig Stendahl, or at such other address or addresses as may have been furnished to the Company in writing by the Stockholder. A copy of such notice shall be sent simultaneously to Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Ralf R. Boer.

     Notices provided in accordance with this paragraph shall be deemed delivered upon personal delivery or five (5) days after delivery to a recognized overnight courier.

  5.5. Invalid or Unenforceable Provisions

     The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

  5.6. Benefit and Burden

     This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their successors and assigns and other legal representatives.

  5.7. Gender

     The use of any gender herein shall be deemed to be or include the other genders and the use of the singular herein shall be deemed to be or include the plural, and vice versa, wherever appropriate.

  5.8. Changes; Waiver

     No change or modification of this Agreement shall be valid unless the same is in writing and signed by all the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the person against whom it is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, agreement or understanding at a future time.

  5.9. Entire Agreement

     This Agreement and the Purchase Agreement (including all exhibits thereto) set forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Shares and any other matters set forth herein, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among them with respect to the Shares or such other matters except as set forth herein or therein. Any and all prior agreements among the parties hereto with respect to the Shares are hereby revoked. This Agreement and the Purchase Agreement (including all exhibits thereto) are, and are intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the Shares.

  5.10. Governing Law; Forum for Disputes

     This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware (without giving effect to conflict of laws principles). No party may initiate litigation in a dispute arising under or relating to this Agreement other than in a state or federal court of competent jurisdiction in the United States of America. Each of the Company and the Stockholder shall appoint and maintain its own agent for service of summons or other legal process in the United States of America, and shall provide the other party with evidence of such appointment.

  5.11. Headings

     The headings, subheadings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

  5.12. Term of Agreement

     This Agreement shall be effective as of the date first hereinabove set forth and, unless otherwise provided elsewhere herein, shall terminate upon the earlier of: (a) two (2) years after the first date on which the Stockholder no longer owns or holds any Company Securities, provided that such level of ownership or control shall not have resulted from Transfers in violation of this Agreement; (b) such time as (i) Company makes a general assignment for the benefit of creditors; (ii) shall have been adjudicated bankrupt; (iii) shall have filed a voluntary petition for bankruptcy or for reorganization or effectuated a plan or other similar arrangement with creditors; (iv) shall have filed an answer to a creditor's petition; (v) or if a petition is filed against Company for an adjudication in bankruptcy or reorganization, the Company shall have applied for or permitted the employment of a receiver or trustee or custodian for any of its property or assets; or (c) mutual written agreement of the parties hereto.

  5.13. Obligations in the Event of Certain Breaches

     In the event of a breach by the Company of its obligations under Section
3.6 hereof (except for any breach by the Company of the last sentence of each of Section 3.6(a) or (b)), which breach continues for a period of thirty (30) days following delivery of notice thereof by the Stockholder to the Company, then this Agreement shall terminate thirty (30) days thereafter or, at the Company's option exercised by written notice delivered to the Stockholder within such thirty-day period, the Stockholder shall, for a period of thirty (30) days after such notice of exercise, have the right to "put" all but not less than all of the Shares owned by the Stockholder and/or its affiliates to the Company and the Company shall have the right to "call" all but not less than all of the Shares owned by the Stockholder and/or its affiliates, in either case at a price payable to the Stockholder equal to the Fair Market Value of the Shares to be acquired by the Company. For purposes of this Section 5.13, "Fair Market Value" of the Shares to be acquired by the Company shall be an amount equal to (i) if such Shares are listed on The Nasdaq Stock Market, the average of the last reported sales price per share or, if the Shares are then listed on a national securities exchange, the average closing price per share, in either case for the thirty (30) consecutive trading days immediately preceding the date that the Stockholder provides notice to the Company of a breach as contemplated in this
Section 5.13, multiplied by (ii) the number of Shares to be acquired by the Company; provided, however, that in the event the Shares are not then traded on The Nasdaq Stock Market or a national securities exchange, the Fair Market Value of the Shares to be acquired by the Company shall be determined by an independent appraiser with an established national reputation for appraising businesses selected by mutual agreement of the Company and the Stockholder, or in the absence of such mutual agreement, selected by Price Waterhouse LLP. The closing of the acquisition of Shares pursuant to this Section 5.13 shall occur within thirty (30) days following the determination of Fair Market Value. Payments made to the Stockholder by the Company pursuant to this Section 5.13 shall be made in immediately available funds or by certified check.

     IN WITNESS WHEREOF, each of the Company and the Stockholder has caused this Agreement to be executed and delivered by its duly authorized officer, all as of the day and year first above written.

                                                  EXIDE ELECTRONICS GROUP, INC.
Attest:
By:                                               By:
- ---------------------------------------------     ---------------------------------------------
Title:                                            Title:
- ---------------------------------------------     ---------------------------------------------
[Corporate Seal]
                                                  FISKARS OY AB
                                                  By:
                                                  ---------------------------------------------
                                                  Title:
                                                  ---------------------------------------------
                                                  And:
                                                  ---------------------------------------------
                                                  Title:
                                                  ---------------------------------------------

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